EXHIBIT 2

Transactions in the Shares of Common Stock

Transactions by Mistral Equity Partners, LP

Date of Transaction	Number of Shares Sold	Price per Share ($)

September 5, 2012 September 6, 2012	5,226,200 209,100	2.40 2.45

Transactions by Mistral Equity Partners QP, LP

Date of Transaction	Number of Shares Sold	Price per Share ($)

September 5, 2012 September 6, 2012	1,885,200 75,400	2.40 2.45

Transactions by MEP Co-Invest, LLC

Date of Transaction	Number of Shares Sold	Price per Share ($)

September 5, 2012 September 6, 2012	388,600 15,500	2.40 2.45